Registration No. 333-296650

As filed with the Securities and Exchange Commission on July 2, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 ________________________________

Axe Compute Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-1007393
(State or jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

91 43rd Street, Suite 110
Pittsburgh, Pennsylvania 15201
(412) 432-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Miglino

Chief Executive Officer

Axe Compute Inc.

91 43rd Street, Suite 110

Pittsburgh, Pennsylvania 15201

(412) 432-1500

(Name, address and telephone number of agent for service)

Copy to:

Joseph M. Lucosky, Esq.

Edward Welch, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4402

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION - DATED JULY 2, 2026

AXE COMPUTE INC.

$1,000,000,000

Common Stock

Preferred Stock
Warrants

Debt Securities

Units

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $1,000,000,000 in any combination of debt securities, common stock, preferred stock, warrants, units, or subscription rights.

We will provide you with more specific terms of the securities offered by us in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

The supplements to this prospectus will provide the specific terms of the plan of distribution. The price to the public of the securities we offer and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AGPU”. On July 1, 2026, the closing price of our common stock as reported by the Nasdaq Capital Market was $7.22 per share.

The aggregate market value of shares of our common stock held by non-affiliates, as of the date hereof is $79,810,053, which was calculated based on 11,054,024 shares of our common stock outstanding held by non-affiliates and at a price of $7.22 per share, the closing price of our common stock on July 1, 2026.

An investment in our securities may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” on page 8 for more information on the risks you should consider before buying our securities. An investment in our securities is not suitable for all investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we offer securities for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the securities we may offer under this prospectus. Specifically, we have filed certain documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. You may obtain copies of the registration statement and the other reports and documents referenced herein as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “Axe Compute,” “we,” “us,” “our” or the “Company” refer to Axe Compute Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus are “forward-looking statements” that indicate certain risks and uncertainties related to the Company, many of which are beyond the Company’s control. The Company’s actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this report. Important factors that may cause actual results to differ from projections include:

•	We may not be able to continue operating without additional financing;

•	Continued negative operating cash flows;

•	Our capital needs to accomplish our goals, including any further financing, which may be highly dilutive and may include onerous terms;

•	Risks related to recent and future acquisitions, including risks related to the benefits and costs of acquisition;

•	Risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns;

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•	Risks related to the initiation, formation, or success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners and future payments that may come due to us under these arrangements;

•	Risk that we will be unable to protect our intellectual property or claims that we are infringing on others’ intellectual property

•	The impact of competition;

•	Acquisition and maintenance of any necessary regulatory clearances applicable to applications of our technology;

•	Inability to attract or retain qualified senior management personnel, including sales and marketing personnel;

•	Risk that we never become profitable if our products and services are not accepted by potential customers;

•	Possible impact of government regulation and scrutiny;

•	Unexpected costs and operating deficits, and lower than expected sales and revenues, if any;

•	Adverse results of any legal proceedings;

•	The volatility of our operating results and financial condition,

•	Management of growth;

•	Risk that our business and operations could be materially and adversely affected by disruptions caused by economic and geopolitical uncertainties as well as epidemics or pandemics; and

•	Other specific risks that may be alluded to in this report.

In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

THE COMPANY

This summary contains basic information about us. You should read the entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors.” Some of the statements contained in this prospectus supplement, including statements under this summary and “Risk Factors” are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus. References to “we,” “our,” “us,” the “Company,” or “Axe Compute” refer to Axe Compute Inc., a Delaware corporation.

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About Axe Compute

Axe Compute Inc. is a technology company focused on providing high-performance computing infrastructure for artificial intelligence (“AI”) workloads by sourcing large-scale graphics processing unit (“GPU”) capacity from hardware manufacturers and infrastructure suppliers and deploying that capacity for enterprise customers under long-term service agreements. The Company assist customers across the full GPU infrastructure stack, including hardware procurement, colocation, networking, storage, and financing. It can also immediately access compute capacity through relationships with third party compute providers to provide customers compute capacity that is already online and available for rent. The Company also continues to evaluate strategic alternatives for its legacy oncology drug discovery business (the “Legacy Business”), including its proprietary biobank of tumor samples and historical drug response data, which is not part of the Company’s core compute infrastructure operations.

Our Business

Compute Services

The Company’s principal revenue-generating activity is the provision of GPU compute to customers. As of the date of this prospectus, we primarily provide compute services under two customer models: (1) designing and deploying customized, large scale compute infrastructure solutions for enterprise clients; and (2) providing immediate access to GPU capacity (in as fast as 24-48 hours) that is already online and available for rent from third parties.

For customers seeking large-scale, long-duration GPU compute capacity, we build and deploy dedicated compute infrastructure solutions. Under this model, customers contract for dedicated AI infrastructure tailored to their compute, performance, geographic, security, and operational requirements. We coordinate with customers to architect deployments that may include GPU compute, high-speed storage, networking, power infrastructure, and related managed services. Deployments are typically hosted in enterprise-grade data center facilities and are operated by the Company pursuant to service level commitments. We generally finance and then retain ownership of the deployed hardware and related infrastructure, while providing customers access to the infrastructure through multi-year service agreements. Customer contracts are typically structured with deposits, prepayments, and recurring monthly payments, including take-or-pay provisions intended to provide income visibility throughout the contract term.

For customers that need immediate access to GPU compute capacity, we provide access to high-performance GPU compute infrastructure. Our access to third-party networks encompasses global locations and GPUs capable of supporting a broad range of artificial intelligence, machine learning, and high-performance computing workloads. We deliver compute capacity to customers through a managed infrastructure model, typically within 48 hours of customer engagement, without requiring customers to make capital investments in physical hardware or data center facilities.

Drug Discovery Services / Legacy Business

The provision of compute services is the priority of the Company and remains Management’s focus. We also maintain our legacy oncology drug discovery solutions business, which was previously conducted under the Predictive Oncology Inc. name. Current operations in this business are limited, and the Company is exploring strategic alternatives, including a potential sale or other disposition, although no definitive plan has been approved. Historically, this business applied AI to support the discovery and development of cancer therapies, with the objective of improving treatment effectiveness and patient outcomes. The business leveraged AI capabilities to provide actionable insights about drug compounds to improve the drug discovery process and increase the probability of drug compound success. In February 2026, the Company announced that it is exploring strategic alternatives for this oncology drug discovery solutions business. However, as of the date of this prospectus, the Company’s Board of Directors has not yet committed to a specific course of action.

ATH and the Aethir Network

Strategic Compute Reserve

In September 2025, the Company adopted a treasury strategy centered on ATH, the native utility token of the Aethir network. The Aethir network is a decentralized physical infrastructure network developed by DCI Foundation, a Panama foundation company (“DCI”) that supports GPU compute workloads. The Aethir token (“ATH”) serves as the mechanism through which the Company obtains immediate access to GPU capacity on the Aethir network and deploys that access to customers. The Company’s significant ATH holdings provide a cost-efficient mechanism for acquiring immediate access to GPU capacity at scale, which the Company refers to as its Strategic Compute Reserve.

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The Company funded the initial establishment of its Strategic Compute Reserve principally through the in-kind contribution of ATH and the cash proceeds received in private securities offerings that closed in October 2025, the cash proceeds of which were used to acquire ATH. The Company may continue acquiring additional ATH in the open market to expand its compute access capacity. The Company entered into an agreement with DCI effective as of October 7, 2025 (the “DCI Agreement”), which provides the Company an incentive to purchase ATH on the open market. When the Company purchases ATH in the open market, whether through a centralized exchange or a decentralized exchange operating on the Ethereum Network, we are entitled to receive additional ATH tokens equal to 20% of the number of tokens purchased within 30 days of the open market purchase. There are no restrictions on the Company’s use of the additional 20% ATH received.

On July 1, 2026, the Company’s Strategic Compute Reserve, inclusive of unlocked tokens and rights to receive tokens in the future, included approximately 6.166 billion ATH, with a market value of approximately $26.8 million, based on a price of $0.0043 per ATH, the price reported on the OKX exchange as of 4:00 p.m. ET on such date.

Currently, the Strategic Compute Reserve is primarily comprised of ATH, and the Company does not intend to allocate reserve assets to other digital assets in the near term. A significant portion of the Company’s balance sheet is allocated to its Strategic Compute Reserve. As a result, the Company’s assets will be highly concentrated in a single digital asset. As a holder of ATH, the Company accrues unrealized gains or losses from any appreciation or depreciation, as applicable, in the value of ATH tokens, which trade on various cryptocurrency exchanges. Adverse developments specific to ATH, its protocol, or its network could have a disproportionate impact on the Company’s financial condition and results of operations.

The Company has not established, and does not currently intend to establish, a specific dollar amount or budget of additional capital to be used to purchase ATH for its treasury, and it does not currently have plans to raise additional capital for the principal purpose of purchasing significant additional amounts of ATH. The Company does not currently intend to purchase ATH for its treasury beyond what the Company expects to deploy into GPU compute and resell to customers in the short term.

Overview of ATH and the Aethir Network

The Aethir network aggregates enterprise-grade GPUs contributed by independent data centers, enterprises and other hardware owners into a single globally distributed network. The network is designed to deliver immediate access to GPU compute for artificial intelligence training and inference, cloud gaming and other virtualized compute workloads, in many cases at a discount to centralized cloud providers. Within the network, three roles operate to ensure the availability, suitability and quality of compute: “Containers,” where compute is actually performed; “Checkers,” which test and monitor Containers to verify integrity and performance; and “Indexers,” which match compute consumers with suitable Containers. Purchasers of compute consume the network’s compute resources.

ATH functions as a proxy for a unit of GPU compute power and serves as the medium of exchange and unit of incentives for participants in the Aethir network. ATH is implemented as an ERC-20 token on the Ethereum network, with deployments on the Arbitrum network and, via bridging, on the Solana network.

To participate as a compute provider, a network participant acquires ATH and stakes it as collateral in order to contribute GPU resources and become eligible to service compute requests. As compute is delivered and verified, ATH flows from compute consumers (and, in respect of certain readiness and delivery rewards, from the Aethir network) to resource providers as payment and rewards. Resource providers earn ATH through “Proof of Capacity” rewards (for maintaining availability and readiness) and “Proof of Delivery” rewards (for completing workloads), together with service fees paid by compute consumers.

Providers may in turn re-stake, hold, lend or sell the ATH they receive, and staked ATH may be unstaked following the applicable 180-day unlocking period or may be “slashed” (forfeited) if the provider fails to meet the network’s service-level or quality standards, such as by taking resources offline during a workload. An Aethir treasury manages protocol fees and ATH allocated to protocol growth, and a blockchain settlement layer records transactions and facilitates the transfer of ATH.

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ATH Tokenomics

ATH has a fixed maximum supply of 42 billion tokens, all of which were minted in June 2024 in Aethir’s token generation event. The protocol does not provide for the creation of ATH beyond this fixed cap, and there is no protocol-level “burn” or other mechanism that permanently removes ATH from supply. As a result, the supply of ATH is not inflationary beyond the fixed cap and increases in circulating supply over time reflect the release of previously created tokens in accordance with Aethir’s published emissions and vesting schedules rather than the creation of new tokens.

The 42 billion fixed supply of ATH was allocated among various categories of network participants, with certain ATH allocations subject to vesting and release over time according to token vesting schedules published by Aethir. Based on the circulating-supply schedule published in Aethir’s tokenomics documentation, the circulating supply of ATH was approximately 22.0 billion tokens as of July 2026, representing approximately 52% of the 42 billion fixed maximum supply, while the remaining 20.0 billion tokens remain locked up. The circulating supply is scheduled to continue increasing, primarily due to the release of previously locked tokens according to Aethir’s published token vesting schedules, with the full supply expected to be released after June 2031. The amounts shown in Aethir’s circulating-supply schedule represent expected releases under the emissions schedule and may differ from the actual number of ATH in circulation at any given time. Because previously created but unvested ATH continues to be released under these schedules, holders of ATH, including the Company, may experience dilution of their holdings in ATH over time.

How the Company Maintains its Strategic Compute Reserve

The Company holds its ATH through a combination of third-party custody and self-custody arrangements, in each case other than ATH that remains subject to vesting and transfer restrictions, as described below.

The Company’s unlocked ATH is primarily held in custody with Payward Financial, Inc. (also referred to as “Kraken”), a Wyoming special purpose depository institution that provides institutional-grade digital asset custody services. The Company’s custodial arrangement provides, among other things, that: the custodied ATH is held in a segregated custodial account in trust for the benefit of the Company; the custodian has no right, title or interest in the custodied ATH, and the custodied ATH does not constitute an asset on the custodian’s balance sheet; the custodied ATH is not commingled with the custodian’s own assets (other than temporarily, for limited operational periods, to effect transfers); the custodian may not lend, pledge, hypothecate or re-hypothecate the custodied ATH, or transfer it, except in accordance with the Company’s instructions; the custodied ATH is treated as a “financial asset” under Article 8 of the Wyoming Uniform Commercial Code, with the custodian acting as a “securities intermediary”; and, in the event of the custodian’s insolvency or receivership, the custodied ATH is intended to pass to the Company rather than to the custodian’s creditors. Balances of digital assets held with the custodian are not insured by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

The Company also self-custodies a portion of its ATH for operational purposes using institutional self-custody wallet infrastructure that employs multi-party computation to secure the private keys associated with the Company’s wallets. Self-custodied ATH is subject to the risks of self-custody, including the risk of loss, theft or destruction of private keys, for which there is generally no recourse to a third-party custodian.

A portion of the Company’s Strategic Compute Reserve consists of contractual rights to receive ATH that remain subject to time-based vesting and transfer restrictions, which the Company refers to as “Locked ATH.” Locked ATH was obtained pursuant to Simple Agreements for Future Tokens and is administered through an on-chain smart contract deployed on the Ethereum mainnet that enforces the applicable vesting schedules. Prior to vesting and claim, the Company does not control the underlying ATH and is not able to transfer, sell, stake, pledge or otherwise deploy it. Upon satisfaction of the vesting conditions, the Company must affirmatively claim the unlocked ATH through the smart contract, at which point the tokens are released and transferred to a Company-controlled wallet and may then be held in custody, self-custodied or otherwise deployed in accordance with the Company’s treasury strategy.

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How the Company Deploys its Strategic Compute Reserve

To date, the Company has sought to generate value from its ATH holdings primarily by deploying ATH to procure GPU compute capacity on the Aethir network and reselling that compute capacity to its customers in exchange for cash. The Company sells compute to its enterprise, research and commercial customers under master services agreements and related order forms. In these arrangements, the Company acts as principal, controlling the compute capacity before it is transferred to the customer. This control is evidenced by the Company's ability to direct the use of the specific compute resources, including selecting the geographic location and type of GPU nodes on the Aethir network used to fulfill customer orders. The Company also bears inventory risk for the capacity it procures and has sole discretion in setting customer pricing.

Additionally, to a lesser extent, the Company has generated value and may continue to seek to generate value from its ATH holdings by entering into short-term lending arrangements, generally with a term of approximately one month, to earn incremental yield on portions of its ATH holdings which are not imminently expected to be deployed to procure GPU compute capacity for its Compute Services business. In exchange for lending the ATH tokens, the Company receives rewards at a fixed rate denominated in ATH tokens. The Company does not currently have any ATH loaned to third parties.

The Company has not engaged in ATH staking to date and does not currently have plans to do so, although it may elect to stake ATH in the future. The Company may also sell ATH from time to time, whether in the open market, through block trades or in other negotiated transactions, including to fund working capital and general corporate needs. The Company accrues unrealized gains or losses on its ATH holdings as the market price of ATH fluctuates; however, the Company does not regard appreciation in the price of ATH as a principal means of generating operating profit, and the price of ATH has been, and is expected to continue to be, highly volatile.

Our Industry

The global compute infrastructure market represents a significant and growing opportunity. The global cloud computing market- which encompasses the infrastructure-as-a-service and platform-as-a-service segments most relevant to GPU compute- is estimated at approximately $1 trillion in 2026 and is projected to reach approximately $2.4 to $3.3 trillion by 2030 to 2033, representing compound annual growth rates of approximately 16% to 20%, according to multiple independent market research firms. When focused specifically on AI-related computing, worldwide AI spending is forecast to total $2.52 trillion in 2026, a 44% increase year-over-year, according to leading research. Building AI foundations alone is expected to drive a 49% increase in spending on AI-optimized servers in 2026, representing 17% of total AI spending. It is . estimated in 2025 that over 50% of all data center capacity was already dedicated to AI workloads, an amount they expect to grow by a factor of approximately 3.5 times by 2030, and that approximately $6.7 trillion will be spent on data centers globally between 2025 and 2030. Notwithstanding this level of investment, demand continues to outpace supply. As of early 2026, North American data center vacancy rates reached a record low of 1.6% and data center demand increased approximately 24% in 2025, and average GPU procurement lead times stand at 36 to 52 weeks, according to CBRE Investment Management. We believe this supply-demand imbalance creates a significant opportunity for our GPU compute business, which provides distributed GPU compute capacity for AI and other high-performance computing workloads.

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Corporate Information

Our principal executive offices are located at 91 43rd Street, Suite 110 Pittsburgh, Pennsylvania and our telephone number is (412) 432-1500.

We were originally incorporated in Minnesota on April 23, 2002, and reincorporated in Delaware in 2013. We changed our name from Skyline Medical Inc. to Precision Therapeutics Inc. on February 1, 2018, to Predictive Oncology Inc. on June 13, 2019, and finally to Axe Compute Inc. on December 11, 2025. Additional information about us is available on our website at https://axecompute.com/. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Recent Developments

Appointment of Kyle Okamoto as President

On April 1, 2026, the Board of Directors appointed Kyle Okamoto to serve as President of the Company. Mr. Okamoto most recently served as Chief Technology Officer of Aethir, a distributed GPU cloud infrastructure and AI compute platform company. Prior to Aethir, Mr. Okamoto held senior leadership positions at Ericsson and Verizon.

Appointment of Jeremy Yaukey-Witter as Chief Financial Officer

On April 10, 2026, Josh Blacher advised the Company of his intention to resign from his position as Chief Financial Officer, effective May 18, 2026. Mr. Blacher's resignation was not due to any disagreement with the Company on any matter relating to the Company's operations, policies, or practices. On April 16, 2026, the Board of Directors appointed Jeremy Yaukey-Witter to serve as co-Chief Financial Officer alongside Mr. Blacher through May 18, 2026, and as sole Chief Financial Officer thereafter. Mr. Yaukey-Witter joined the Company in April 2023 and most recently served as Controller.

April 2026 Enterprise Infrastructure Contract

On April 22, 2026, the Company announced its entry into a 36-month enterprise infrastructure contract with an enterprise customer (the “April Agreement”). The April Agreement has an aggregate contract value of approximately $260 million. Under the April Agreement, the Company will deliver a dedicated cluster of 2,304 NVIDIA B300 GPUs and AI-focused high-speed storage infrastructure from a single U.S. Tier 3 data center facility. The cluster is intended to support large-scale AI model training, fine-tuning, and high-throughput inference workloads. The infrastructure will maintain NVIDIA reference architecture throughout the contract period. The initial term of the Agreement is 36 months, with targeted deployment commencing in the third quarter of 2026. The Agreement includes options to renew for additional years beyond the initial term. The payment structure under the April Agreement consists of a deposit, prepayment, and monthly payments made in advance on a take-or-pay basis. The agreement includes enterprise-grade service levels.

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RISK FACTORS

An investment in our securities involves a number of risks. Before deciding to invest in our securities, you should carefully consider the risks discussed under the sections captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which report is incorporated by reference in this prospectus, the information and documents incorporated by reference herein, and in any prospectus supplement or free writing prospectus that we have authorized for use in connection with an offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

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USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities offered by the prospectus for general corporate purposes and working capital requirements, including to fund our Compute Services operations, expand our infrastructure deployments, and grow our Strategic Compute Reserve to secure immediate access to additional GPU capacity. We may also use a portion of the net proceeds to:

•	make capital expenditures,

•	license or acquire intellectual property or technologies to incorporate into our products, or

•	fund possible acquisitions of, or investments in, complementary compute infrastructure businesses, technology assets, partnerships, and minority investments.

We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of the offerings. We have no binding commitments or agreements with respect to any specific acquisition as of the date of this prospectus, although we may evaluate acquisition opportunities in the compute infrastructure sector.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our certificate of incorporation and bylaws. For greater detail about our capital stock, please refer to our certificate of incorporation and bylaws.

General

Our authorized capital stock consists of 200,000,000 shares of Common Stock, and 20,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). Out of the Preferred Stock, as of July 1, 2026, 2,300,000 shares have been designated Series B Convertible Preferred Stock, of which 79,246 shares were outstanding.

The outstanding shares of our Common Stock and Preferred Stock are fully paid and nonassessable.

The Series B Convertible Preferred Stock is convertible into 2 shares of Common Stock, subject to a 4.99% beneficial ownership blocker.

Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Common Stock

As of July 1, 2026, we had 11,384,940 shares of common stock outstanding held by approximately 171 stockholders of record.

Voting Rights. The holders of our Common Stock are entitled to one vote for each outstanding share of Common Stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our Common Stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Common Stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities and after the satisfaction of any liquidation preference owed to the holders of any Preferred Stock.

Conversion, Redemption and Preemptive Rights. Holders of our Common Stock have no conversion, redemption, preemptive, subscription or similar rights.

Anti-Takeover Provisions

Bylaws. Certain provisions of our Bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what our Board of Directors believes to be in the best interests of our Company and our shareholders. Nevertheless, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of Common Stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders. These provisions are summarized below.

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Advance Notice Provisions for Raising Business or Nominating Directors. Sections 2.09 and 2.10 of our Bylaws contain advance-notice provisions relating to the ability of shareholders to raise business at a shareholder meeting and make nominations for directors to serve on our Board of Directors. These advance-notice provisions generally require shareholders to raise business within a specified period of time prior to a meeting in order for the business to be properly brought before the meeting.

Number of Directors and Vacancies. Our Bylaws provide that the exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III (each, a “Class”). In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Except as otherwise provided in the Certificate of Incorporation, each director serves for a term ending on the date of the third annual meeting of the Company’s stockholders following the annual meeting at which such director was elected; provided, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders. In addition, note that while Delaware law permits companies to opt out of its business combination statute, our Certificate of Incorporation does not include this opt-out provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer.

Listing

The shares of our common stock are listed on The Nasdaq Capital Market under the symbol “AGPU.” On July 1, 2026, the last reported sale price per share for our common stock as reported by The Nasdaq Capital Market was $7.22.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 20,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. The Board’s authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of the Company and could discourage such attempt.

Series B Convertible Preferred Stock Outstanding

In connection with an offering of units that closed on August 31, 2015, we issued as part of the units 1,895,010 shares of Series B Convertible Preferred Stock pursuant to a Certificate of Designation approved by our Board.

The Series B Convertible Preferred Stock separated from the other securities included within the units as of February 29, 2016 and are currently convertible. As of July 1, 2026, 79,246  shares  of Series B Convertible Preferred Stock remain outstanding.

The Series B Convertible Preferred Stock is convertible into two (2) shares of common stock. The number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Upon the occurrence of a “Fundamental Transaction”, each share of Series B Convertible Preferred Stock shall be automatically converted into one share of common stock of the Company, subject to the beneficial ownership limitation discussed in the next paragraph. A “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation) any other person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of voting stock after such consolidation or merger, or (2)sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, to any other person, or (3) allow any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than a Permitted Holder, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Company. The term Permitted Holders means Josh Kornberg, Atlantic Partners Alliance and SOK Partners, LLC and each of their respective affiliates.

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The Series B Convertible Preferred Stock is not convertible by the holder of such preferred stock to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of the common stock of the Company. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The Series B Convertible Preferred Stock has no voting rights, except that the holders of shares of a majority of the Series B Convertible Preferred Stock will be required to effect or validate any amendment, alteration or repeal of any of the provisions of the Certificate of Designation that materially adversely affects the powers, preferences or special rights of the Series B Convertible Preferred Stock, whether by merger or consolidation or otherwise; provided, however, that (i) in the event of an amendment to terms of the Series B Convertible Preferred Stock, including by merger or consolidation, so long as the Series B Convertible Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series B Convertible Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights that are, in the good faith determination of the Board of the Company, taken as a whole, not materially less favorable to the holders of the Series B Convertible Preferred Stock than the powers, preferences or special rights of the Series B Convertible Preferred Stock in effect prior to such amendment or the occurrence of such event, taken as a whole, then such amendment or the occurrence of such event will not be deemed to materially and adversely affect such powers, preferences or special rights of the Series B Convertible Preferred Stock and (ii) the authorization, establishment or issuance by the Corporation of any other series of preferred stock with powers, preferences or special rights that are senior to or on a parity with the Series B Preferred Stock, including, but not limited to, powers, preferences or special rights with respect to dividends, distributions or liquidation preferences, shall not be deemed to materially and adversely affect the power, preferences or special rights of the Series B Preferred Stock, and in the case of either clause (i) or (ii), the holders shall not have any voting rights with respect thereto, and provided further that, (iii) prior to the date that is the six month anniversary of the Issuance Date, no amendment, alteration or repeal of any of the provisions of this Certificate of Designation shall be made that affects the powers, preferences or special rights of the Series B Preferred Stock in any manner, whether by merger or consolidation or otherwise. An amendment to the terms of the Series B Convertible Preferred Stock only requires the vote of the holders of Series B Convertible Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series B Convertible Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Series B Convertible Preferred Stock. As such, the Series B Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments.

The Series B Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our Board related to the Series B Convertible Preferred Stock.

The shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock have been duly authorized, validly issued and fully paid and are non-assessable. We have authorized and reserved at least that number of shares of common stock equal to the number of shares of common stock issuable upon conversion of all outstanding Series B Convertible Preferred Stock.

THE HOLDER OF SERIES B CONVERTIBLE PREFERRED STOCK DO NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK UNTIL THE HOLDER CONVERTS THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK.

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There is no established public trading market for our Series B Convertible Preferred Stock, and we do not expect a market to develop. We do not intend to apply to list Series B Convertible Preferred Stock on any securities exchange. Without an active market, the liquidity of the Series B Convertible Preferred Stock will be limited.

One or More New Series of Preferred Stock

The following description of preferred stock and the description of the terms of any particular series of preferred stock that we choose to issue hereunder and that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

Our board of directors has the authority, without stockholder approval, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions, including, but not limited to, the following:

•	the number of shares constituting that series;

•	dividend rights and rates;

•	voting rights;

•	conversion terms;

•	rights and terms of redemption (including sinking fund provisions); and

•	rights of the series in the event of liquidation, dissolution or winding up.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the series of preferred stock being offered the following items:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

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•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

Certificate of Incorporation and Bylaws

Our current Certificate of Incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our Board of Directors to defend against a takeover attempt. See “Preferred Stock” above.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock or preferred stock, or a combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This description is a summary of the certain provisions of the units, and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with an offering of the warrants. The particular terms of any units offered by us will be described in the applicable prospectus supplement. To the extent the terms of the warrants described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

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•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

•	any additional terms of the warrants, including procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of the Company.

DESCRIPTION OF DEBT SECURITIES

This description is a summary of the material provisions of the debt securities and the related indenture. We urge you to read the form of indenture filed as an exhibit to the registration statement of which this prospectus is a part because the indenture, and not this description, governs your rights as a holder of debt securities. References in this prospectus to an “indenture” refer to the particular indenture under which we may issue a series of debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The prospectus supplement will set forth specific terms relating to some or all of the following:

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

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•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date the principal will be payable;

•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance”;

•	any conversion or exchange provisions;

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions, if different from those described below under “Subordination”;

•	any deletions of, or changes or additions to, the events of default or covenants; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

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We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing; or

•	the Company executes and delivers to the trustee an officers’ certificate stating that the global security is exchangeable.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

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The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1)	failure to pay principal of or any premium on any debt security of that series when due;

(2)	failure to pay any interest on any debt security of that series for 30 days when due;

(3)	failure to deposit any sinking fund payment when due;

(4)	failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture;

(5)	our bankruptcy, insolvency or reorganization; and

(6)	any other event of default specified in the prospectus supplement.

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An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 90 days after the original request.

Holders may, however, sue to enforce the payment of principal or interest on any debt security on or after the due date without following the procedures listed in (1) through (3) above.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the applicable trustee and we may make modifications and amendments to the indentures (including, without limitation, through consents obtained in connection with a tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a tender offer or exchange offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any amendment or waiver without the consent of the holder of each outstanding security of that series affected by the amendment or waiver if such amendment or waiver would, among other things:

•	change the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	change the stated maturity of any debt security;

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•	reduce the principal on any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund;

•	reduce the principal of an original issue discount security on acceleration of maturity;

•	reduce the rate of interest or extend the time for payment of interest on any debt security;

•	make a principal or interest payment on any debt security in any currency other than that stated in the debt security;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security (except certain rescissions of acceleration); or

•	waive a redemption payment or modify any of the redemption provisions of any debt security;

Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indentures:

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to provide for the assumption of our obligations to holders of any debt security in the case of a merger, consolidation, transfer or sale of all or substantially all of our assets;

•	to make any change that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with requirements of the Commission in order to effect or maintain the qualification of an indenture under the Trust Indenture Act; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee.

The consent of holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of certain covenants, including covenants as to payment of taxes and maintenance of corporate existence.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal and interest on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action.

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If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture and the debt securities will be governed by, and construed under, the law of the State of New York.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordination

Payment on subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness (except that holders of the notes may receive and retain (i) permitted junior securities and (ii) payments made from the trust described under “Satisfaction and Discharge; Defeasance”). Any subordinated debt securities also are effectively subordinated to all debt and other liabilities, including lease obligations, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness. In the event of any acceleration of subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of subordinated debt securities are entitled to receive any payment or distribution, except for certain payments made by the trust described under “Satisfaction and Discharge; Defeasance.” The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of subordinated debt securities is accelerated because of an event of default.

We may not make any payment on subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default (called a “payment blockage notice) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

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In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties under the indenture. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“indebtedness” means:

(1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

(4) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

(5) all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or other similar instrument or agreement;

(6) all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7) any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

“permitted junior securities” means (i) equity interests in the Company; or (ii) debt securities of the Company that are subordinated to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than the notes are subordinated to senior indebtedness under the indenture.

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“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

•	indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities;

•	our indebtedness to any of our majority-owned subsidiaries; and

•	subordinated debt securities.

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DESCRIPTION OF UNITS

This description is a summary of the certain provisions of the units, and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the unit agreement that will be filed with the SEC in connection with an offering of the units. The particular terms of any units offered by us will be described in the applicable prospectus supplement. To the extent the terms of the units described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

We may issue units consisting of one or more of the other securities described in this prospectus or the applicable prospectus supplement in any combination in such amounts and in such numerous distinct series as we determine.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The terms of units described in the applicable prospectus supplement may include the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

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PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; or

•	through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act.

The prospectus supplement related to a particular offering will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which the underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

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In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the sale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on The Nasdaq Capital Market. Any common stock sold pursuant to a prospectus supplement will be listed on The Nasdaq Capital Market, subject to compliance with applicable Nasdaq continued listing requirements. We may elect to list any series on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may be customers of, have engaged or engage in transactions with, and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon by Lucosky Brookman LLP, Woodbridge, NJ. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Axe Compute Inc. (the “Company”) as of December 31, 2025 and 2024 and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

The Company’s website address is https://axecompute.com/. Information on the Company’s website, any subsection, page, or other subdivision of the Company’s website, or any website linked to by content on the Company’s website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

This prospectus and any prospectus supplement are part of a registration statement on Form S-3 under the Securities Act we filed with the SEC and do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC: We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on March 31, 2026;

•	Current Reports on Form 8-K filed on January 22, 2026, February 9, 2026, March 9, 2026, April 1, 2026, April 16, 2026, April 22, 2026, May 15, 2026, June 9, 2026; and

•	The description of the Company’s common stock filed as Exhibit 4.7 “Description of Registrant’s Securities” to the Company’s Annual Report on Form 10-K on March 31, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

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We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Axe Compute Inc.

Attention: Corporate Secretary
91 43rd Street, Suite 110
Pittsburgh, Pennsylvania 15201

(412) 432-1500

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$1,000,000,000

AXE COMPUTE INC.

Common Stock

Preferred Stock
Warrants

Debt Securities

Units

______________________

PROSPECTUS

______________________

, 2026

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee	$	*–
FINRA filing fee	$	*–
Printing and engraving expenses		$(1)
Legal fees and expenses		$(1)
Accounting fees and expenses		$(1)
Miscellaneous		$(1)
Total		$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time. An estimate of the aggregate expenses in connection with the sale and distribution of securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

We are a Delaware corporation and certain provisions of the Delaware Statutes and our bylaws provide for indemnification of our officers and directors against liabilities that they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 8 of our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation (Filed on December 19, 2013 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.2	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split and reduction in authorized share capital filed with the Delaware Secretary of State on October 20, 2014. (Filed on October 24, 2014 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference)

3.3	Certificate of Amendment to Certificate of Incorporation regarding increase in share capital, filed with the Delaware Secretary of State on July 24, 2015. (Filed on June 30, 2015 as an appendix to our Information Statement on Schedule 14C, and incorporated herein by reference).

3.4	Certificate of Amendment to Certificate of Incorporation to increase authorized share capital, filed with the Delaware Secretary of State on September 16, 2016. (Filed on September 16, 2016 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.5	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split and reduction in authorized share capital, filed with the Delaware Secretary of State on October 26, 2016. (Filed on October 27, 2016 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.6	Certificate of Amendment to Certificate of Incorporation regarding increase in share capital, filed with the Delaware Secretary of State on January 26, 2017. (Filed on January 27, 2017 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.7	Certificate of Amendment to Certificate of Incorporation to effect reverse stock split, filed with the Delaware Secretary of State on January 2, 2018. (Filed on January 2, 2018 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.8	Certificate of Amendment to Certificate of Incorporation to effect name change, filed with the Delaware Secretary of State on February 1, 2018. (Filed on February 6, 2018 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.9	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock. (Filed on August 19, 2015 as an exhibit to our Registration Statement on Form S-1 (File No. 333-198962), and incorporated herein by reference.

3.10	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock. (Filed on November 29, 2017 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.11	Certificate of Amendment to Certificate of Incorporation dated March 22, 2019. (Filed on March 22, 2019 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.12	Certificate of Designation Of Preferences, Rights And Limitations of Series D Convertible Preferred Stock. (Filed on April 1, 2020 as an exhibit to our Annual Report on Form 10-K, and incorporated herein by reference).

3.13	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock Effective June 13, 2019. (Filed on June 19, 2019 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.14	Certificate of Amendment of Certificate of Incorporation, changing name from Precision Therapeutics Inc. to Predictive Oncology Inc. (Filed on June 13, 2019 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference).

3.15	Certificate of Amendment of Certificate of Incorporation, amending number of shares of common stock and preferred stock, effecting a reverse stock split. (Filed on October 28, 2019 as an exhibit to our Current Report on Form 8-K).

3.16	Certificate of Amendment to the Certificate of Incorporation, doubling number of shares of common stock and preferred stock due to stock split. (Filed on August 19, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

3.17	Certificate of Designation of Series F Preferred Stock (Filed on March 16, 2023 as an exhibit to the Form 8-A and incorporated herein by reference.)

3.18	Certificate of Amendment to Certificate of Incorporation (Filed on April 20, 2023 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

3.19	Certificate of Amendment of Certificate of Incorporation (Filed on September 25, 2025 as Exhibit 3.1 to our Current Report on Form 8-K and incorporated herein by reference.)

3.20	Second Amended and Restated Bylaws of the Company, effective as of September 9, 2022 (Filed on September 30, 2022 as an exhibit to our Registration Statement on Form S-1 (File No. 333-267689).

3.21	Amendment to Second Amended and Restated Bylaws (Filed on September 30, 2025 as Exhibit 3.1 to our Current Report on Form 8-K and incorporated herein by reference.)

4.1	Form of specimen certificate evidencing shares of Series B Convertible Preferred Stock. (Filed on August 10, 2015 as an exhibit to our Registration Statement on Form S-1/A (File No. 333-198962) and incorporated herein by reference.)

4.2	Form of Unit Purchase Option issued February 27, 2019. (Filed on March 1, 2019 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.3	Form of Unit Purchase Option for the Purchase of Units issued March 29, 2019. (Filed on April 2, 2019 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.4	Form of Specimen Common Stock Certificate. (Filed on October 3, 2019 as an exhibit to our Registration Statement on Form S-3 (File No. 333-234073) and incorporated herein by reference.)

4.5	Form of Common Stock Purchase Warrant Issued on or about October 1, 2019. (Filed on October 10, 2019 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.6	Common Stock Purchase Warrant issued to Oasis Capital, LLC dated February 5, 2020. (Filed on February 7, 2020 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.7	Description of Registrant’s Securities. (Filed on March 31, 2025 as an exhibit to our Annual Report on Form 10-K and incorporated herein by reference.)

4.8	Common Stock Purchase Warrant issued to Oasis Capital, LLC dated March 6, 2020. (Filed on April 6, 2020 as an exhibit to our Registration Statement on Form S-3 (File No. 333-237581) and incorporated herein by reference.)

4.9	Form of Helomics Common Stock Purchase Warrant issued April 4, 2019. (Filed on January 24, 2019 as Annex H to Amendment No. 2 to Form S-4 (File No. 333-228031) and incorporated herein by reference.)

4.10	Form of Common Stock Purchase Warrant issued January 12, 2021. (Filed on January 12, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.11	Form of Common Stock Purchase Warrant issued January 19, 2021. (Filed on January 21, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.12	Form of Placement Agent Warrant to H.C. Wainwright & Co., LLC or its designees in connection with certain financing transactions in 2020 and 2021. (Filed on January 29, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.13	Form of Common Stock Purchase Warrant dated February 10, 2021. (Filed on February 12, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.14	Form of Common Stock Purchase Warrant dated February 18, 2021. (Filed on February 22, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.15	Form of Common Stock Purchase Warrant dated June 14, 2021. (Filed on June 16, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.16	Form of Placement Agent Warrant dated June 14, 2021. (Filed on June 16, 2021 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.)

4.17	Form of Series B Warrant dated July 26, 2024. (Filed on July 29, 2024 as an exhibit to our Current Report on Form 8-K and incorporated by reference.)

4.18	Form of Placement Agent Warrant dated July 26, 2024. (Filed on July 29, 2024 as an exhibit to our Current Report on Form 8-K and incorporated by reference.)

4.19***	Form of Indenture

4.20***	Form of Warrant Agreement

4.21***	Form of Warrant Agent Agreement

4.22***	Form of Unit Agreement

4.23***	Form of Preferred Stock Certificate and Certificate of Designation of Preferred Stock

5.1*	Opinion of Lucosky Brookman LLP

23.1**	Consent of Independent Registered Public Accounting Firm: KPMG, LLP

23.2*	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

25.1+	Form T-1 Statement of Eligibility of Trustee

107*	Calculation of Filing Fee Tables

*Previously filed.

**Filed herewith.

*** To be filed, if applicable, by amendment or incorporated by reference pursuant to a Current Report on Form 8-K.

+ To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	If and when applicable, the Registrant hereby further undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 2, 2026.

AXE COMPUTE INC.

/s/ Christopher Miglino
Christopher Miglino
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher Miglino and Jeremy Yaukey-Witter, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christopher Miglino	Chief Executive Officer (principal executive officer) and Director	July 2, 2026
Christopher Miglino

/s/ Jeremy Yaukey-Witter	Chief Financial Officer (principal financial and accounting officer)	July 2, 2026
Jeremy Yaukey-Witter

/s/ Gregory St. Clair, Sr.	Director	July 2, 2026
Gregory St. Clair, Sr.

/s/ Daniel Handley	Director	July 2, 2026
Daniel Handley

/s/ Chuck Nuzum	Director	July 2, 2026
Chuck Nuzum

/s/ Thorsten Dirks	Director	July 2, 2026
Thorsten Dirks

/s/ Matthew Hawryluk	Director	July 2, 2026
Matthew Hawryluk

/s/ Theodore Zhu	Director	July 2, 2026
Theodore Zhu